ServiceSource International, Inc.
2020 Equity Incentive Plan
Restricted Stock Unit Award Agreement

Participant: [Recipient Name]
We are pleased to inform you that ServiceSource International, Inc. (the “Company”) has made an award of restricted stock units to you (the “Restricted Stock Units”) as indicated in this Restricted Stock Unit Award Agreement (this “Agreement”). The award of Restricted Stock Units is made pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”) and is subject to and governed by the Plan generally. All capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Grant Date     __________
Vesting Commencement     __________
Date
Number of Restricted Stock Units __________
Vesting Schedule    Except as set forth below, your Restricted Stock Units shall vest in accordance with the vesting schedule set forth below, subject to your continued employment or service with the Company or its Subsidiaries through each applicable date.
Vesting Schedule
One third (1/3) of the Restricted Stock Units will vest on each of the first three (3) anniversaries of the Vesting Commencement Date (each date being a “Scheduled Vesting Date”).
Except as set forth below, any unvested Restricted Stock Units shall be automatically forfeited immediately upon the termination of your employment or service with the Company or its Subsidiaries for any or no reason. The Administrator shall determine in its discretion whether and when your employment or service has ended (including as a result of any leave of absence).

Special Vesting Events
Rule of 70

In the event your continued employment or service with the Company or its Subsidiaries terminates for any reason other than for Cause when your combined age and total years of employment or service with the Company or its Subsidiaries (including service on the Company’s Board) equals or exceeds 70, then any unvested Restricted Stock Units shall continue to vest on their applicable Scheduled Vesting Dates notwithstanding the termination of your continued employment or service with the Company or its Subsidiaries.

Payment    The Company shall issue to you one share of Common Stock for each Restricted Stock Unit that vests hereunder, with the delivery of such Common Stock to occur within seventy-four (74) days following the Scheduled Vesting Date applicable to such Restricted Stock Units; provided, however, that in no event shall you be able to designate (directly or indirectly) the taxable year in which the Common Stock is delivered to you.
Other Terms and Conditions     Are set forth in the accompanying Restricted Stock Unit Award Terms and Conditions and the Plan.

Restricted Stock Unit Award Terms and Conditions
The following terms and conditions apply to the Restricted Stock Units granted to you by the Company, as specified in the accompanying Restricted Stock Unit Award Agreement (the “Award Agreement”).
1.Award of Restricted Stock Units. The Company has issued to you the number of Restricted Stock Units set forth above in the Award Agreement, effective on the Grant Date, and subject to the terms and conditions set forth in the Award Agreement and the Restricted Stock Unit Award Terms and Conditions, including any special terms and conditions for your country of residence contained in the Appendix to these Restricted Stock Unit Award Terms and Conditions (together, the “Award Documents”), and the Plan (which is incorporated herein by reference).
2.Restricted Stock Units Non-Transferable. Restricted Stock Units (and related rights) may not be sold, assigned, alienated, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise. Any attempt to assign, alienate, transfer, pledge, sell or otherwise dispose of the Restricted Stock Units or its related rights shall be ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited and all of your rights under the Plan and the Award Documents shall immediately terminate without any payment or consideration by the Company.
3.Vesting. Unless otherwise provided in the Plan, your Restricted Stock Units shall vest in accordance with the Vesting Schedule and Special Vesting Events set forth in the Award Agreement.
4.Payment. Payment in respect of vested Restricted Stock Units shall be made at the time(s) and in the form(s) set forth in the Award Agreement. Any distribution or delivery to be made to you under the Award Documents will, if you are then deceased, be made to the administrator or executor of your estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
5.Termination of Service; Forfeiture. Upon the termination of your continued employment or service for any reason, any Restricted Stock Units that have not vested or are not eligible to vest in the future in accordance with Section 3 and the Award Agreement (after taking into account the Special Vesting Events) shall immediately be forfeited. Upon forfeiture, you shall have no further rights with respect to such Restricted Stock Units. If you reside outside of the United States, in the event of termination of your employment or service (regardless of the reason for such termination and whether or not in breach of employment laws in the country where you reside or are employed or provide services or the terms of your employment agreement, if any, and whether or not later found to be invalid), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under employment laws in the country where you reside or are employed or provide services (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated in the country in which you reside or are employed or provide services or the terms of your employment agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Restricted Stock Units (including whether or not you may still be considered as actively providing services while on an approved leave of absence).
6. Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of Restricted Stock Units and payments thereunder. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Award Documents in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A. The Company will provide you with notice of any such amendment or modification. This Section 6 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.
7.Tax Withholding. You shall make appropriate arrangements with the Company to provide for payment of all federal, state, local or foreign taxes of any kind required by law to be withheld in respect of your Restricted Stock Units. Such arrangements may include, but are not limited to, the payment of cash directly to the Company, withholding by the Company from other cash payments of any kind otherwise due you, withholding from proceeds of the sale of Shares acquired upon exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), or share withholding as described below. Subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion, you may be permitted to satisfy the statutory withholding obligations, in whole or in part, (i) by having the Company withhold shares otherwise issuable to you or (ii) by delivering to the Company shares of Common Stock already owned by you. The shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations. In addition, to the extent provided by the Plan, you may elect to have the Company perform additional voluntary tax withholding through the withholding or delivery of shares up to the maximum statutory tax rates in your applicable jurisdictions. The Fair Market Value of the shares used for tax withholding purposes shall be determined by the Company as of the date on which taxation occurs. Shares used for tax withholding purposes must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election to withhold or deliver shares shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate. Further, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or its Subsidiaries (or former employer, as applicable) may be required to withhold or account for federal, state, local or foreign taxes of any kind in more than one jurisdiction.
8.Acknowledgments. If you reside outside the U.S., the following additional provisions shall apply:
a.the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or you, and are outside the scope of your employment or service contract, if any;
b.the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights; and

c.no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your employment or services by the Company or its Subsidiaries (whether or not in breach of employment laws in the country where you resides and whether or not later found to be invalid) and in consideration of the Restricted Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or its Subsidiaries, waive your ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
9.Personal Information. The Company and its Subsidiaries may collect, store, disclose, use, or otherwise process certain personal information about you for the purpose of managing and administering the Plan, such as your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its Subsidiaries may disclose Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including E*Trade and the Plan recordkeeper. These recipients may be located throughout the world, including the United States. You understand and agree that these parties may receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer or disclosure of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. Notwithstanding anything to the contrary in this Section 9, you acknowledge and agree that the Company and its Subsidiaries may also collect, store, use, disclose, and otherwise process your Data where such processing is necessary to comply with a legal obligation, for the Company or its Subsidiaries’ legitimate business purposes, or with your consent if applicable law requires consent. You may, at any time, request to access, correct, delete or restrict processing of your Data by contacting the Company in writing. Applicable law may allow or require the Company to refuse to provide you with access to, correct, or restrict processing of some or all of the Data that the Company or its Subsidiaries hold about you, or the Company or its Subsidiaries may have destroyed, erased, or made such Data anonymous in accordance with applicable record retention obligations and practices. If the Company cannot provide you with access to, delete or restrict processing of your Data, the Company will inform you of the reasons why, subject to any legal or regulatory restrictions. For more information on the processing of your Data, contact your human capital representative.
10.Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Restricted Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
11.Electronic Delivery. BY YOUR ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE AWARD DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY

MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION. IF YOU DO NOT ACCEPT THE AWARD DOCUMENTS WITHIN NINETY (90) DAYS OF THE GRANT DATE, THE AWARD DOCUMENTS WILL BE NULL AND VOID FOLLOWING THE NINETIETH (90TH) DAY AFTER THE GRANT DATE AND YOU WILL HAVE NO RIGHT OR CLAIM TO THE AWARD.
12.Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.
13.Amendment. The Award Documents may be amended by the Administrator at any time without your consent if such amendment is not materially adverse to your rights hereunder or is otherwise permitted herein. In all other cases, the Award Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and by you.
14.Relationship to Plan. Nothing in the Award Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Award Documents, the terms of the Plan shall prevail.
15.Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of these Restricted Stock Unit Award Terms and Conditions. The invalidity or unenforceability of any provision of the Award Documents shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.
16.Waiver. Any provision contained in the Award Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.
17.Binding Effect. The Award Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.
18.Rights to Employment. Nothing contained in the Award Documents shall be construed as giving you any right to be retained in the employ or service of the Company or any of its Subsidiaries and the Award Documents are limited solely to governing the parties’ rights and obligations with respect to the Restricted Stock Units.

19.Governing Law. The Award Documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.
20.Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as payment under the Restricted Stock Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Restricted Stock Units is subject in all respects to any laws, regulations, or Company compensation policies related to clawback that may be in effect from time to time.
21.Section 409A Compliance. The Restricted Stock Units granted hereunder are intended to comply with or be exempt from the requirements of Section 409A, and the Award Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Restricted Stock Units granted hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties. Notwithstanding anything in the Plan to the contrary, in the event the Restricted Stock Units granted hereunder are “non-qualified deferred compensation” subject to Code Section 409A, then in no event may you receive payment in respect of such Restricted Stock Units upon a Change in Control of the Company unless such Change in Control also qualifies as a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5) and the payment is otherwise permitted under Code Section 409A.
22.Language. If you have received any of the Award Documents or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
23.Appendix. Notwithstanding any provisions in the Award Agreement and these Restricted Stock Unit Award Terms and Conditions, the Restricted Stock Units shall be subject to any special terms and conditions set forth in the Appendix for your country of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with the relevant laws concerning the issuance or sale of Shares or to facilitate the administration of the Plan. The Appendix constitutes part of the Award Documents.
xxiv.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award of RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with the relevant laws or concerning the issuance or sale of Shares or to facilitate the administration of the Plan, and to require the Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

xxv.Waiver. The Participant acknowledges that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Participant or any other employee.
xxvi.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending upon his or her country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) during such times as he or she is considered to have “inside information” regarding the Company (as defined by the laws of the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak with his or her personal advisor on this matter.

Acceptance of Award

By your signature below, you agree that the Performance Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and of this Performance Stock Unit Award Agreement (including the accompanying Performance Stock Unit Award Terms and Conditions and any Appendix) (the “Award Documents”).  You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Award Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Documents.

PARTICIPANT Signature Date	SERVICESOURCE INTERNATIONAL, INC. By: Name: Megan Fine Title: SVP, General Counsel Date

Participant Residence Address:
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